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                                  Exhibit 24

                               MOBIL CORPORATION


     I, G. G. GARNEY, Senior Assistant Secretary of MOBIL CORPORATION, a corporation organized and existing under the laws of the State of Delaware, DO HEREBY CERTIFY that at a duly constituted meeting of the Board of Directors of MOBIL CORPORATION held on February 27, 1998, at which meeting a quorum was present, the following resolution was approved:


        RESOLVED, that the Corporation's 1997 Annual Report on Form 10-K in substantially the form presented at this meeting, be and the same hereby is approved, and that the officers of the Corporation be and they and each of them hereby are authorized to sign and file such Report, including any amendments to such annual report on Form 10-K, on behalf of the Corporation with the Securities and Exchange Commission, the New York Stock Exchange and such other exchanges as may be necessary and appropriate, with such changes or amendments therein, if any, as may be approved by the officer or officers signing the same, which changes or amendments are hereby expressly approved.


     I further certify that the foregoing resolution is still in full force and effect.

     IN TESTIMONY WHEREOF, I have signed my name and affixed the Corporate Seal at Fairfax, VA this 16th day of March, 1998.


                                       /s/ G. G. Garney
                                       _________________________________
                                       G. G. Garney
                                       Senior Assistant Secretary